Exhibit 99.2
NYMAGIC, INC.
Moderator: George Kallop
March 6, 2007
9:00 am EST

Operator:	I would like to welcome everyone to the NYMAGIC Fourth Quarter Results 2006 conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

Any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2006 and beyond are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission. These risks could cause financial results of the 2007 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Thank you. I will now turn the conference over to Mr. George Kallop, President and CEO. Sir, you may begin your conference.

George Kallop:	Thank you. Good morning everyone. I have with me today from the company George Trumbull our Chairman, William “Skip” Shaw our Vice Chairman, Mark Blackman our Chief Underwriting Officer, Tom Iacopelli our Chief Financial Officer, and Paul Hart our General Counsel. I’ll make some brief comments on the company’s 2006 fourth quarter and full year results, and then we will be happy to take any questions you may have.

In summary, the company had a very good fourth quarter and an excellent year on the whole. Net earnings for the fourth quarter of 2006 totaled $7.4 million or 80 cents per diluted share as compared with $6.7 million or 74 cents per diluted share for the fourth quarter of 2005. This was an 8% increase. For the full year of 2006, net earnings totaled $29.9 million or $3.25 per diluted share as compared with $9.7 million or $1.09 per diluted share for the full year 2005. This was an increase of almost 200%.

Gross written premiums during the fourth quarter of 2006 totaled $56.5 million compared with $49.9 million during the fourth quarter of 2005. This was a 13% increase over 2005. Gross premiums written during the full year of 2006 totaled $241.3 million compared with $200.4 million during 2005. This was a 20% increase over 2005.

Within the ocean marine segment, energy, cargo and hull premiums declined during the year while marine liability premiums increased. Within the other liabilities segment, D&O and casualty premiums have increased significantly, while excess workers comp premiums have increased substantially. Within the inland marine fire segment, premiums declined principally as a result of reduced property premiums.

Net premiums written for fourth quarter of 2006 totaled $38.8 million, compared with $37 million during the fourth quarter of 2005. This was a 5% increase. Net premiums written during all of 2006 totaled $154.9 million compared with $133.9 million for 2005. This was a 16% increase.

Net premiums earned for the fourth quarter of 2006 totaled $40.3 million compared with $39.1 million for the fourth quarter of 2005. This was a 3% increase for the quarter. Net premiums earned for the full year 2006 totaled $151.8 million, compared with $134.6 million for 2005. This was an increase of 13% for the full year 2006.

During 2006, net premiums written and net premiums earned were reduced by an 80% quota share reinsurance agreement related to the company’s energy business in the Gulf of Mexico. They were also reduced by $1.1 million as a result of reinsurance reinstatement premiums related to Hurricanes Katrina and Rita. During 2005 net premiums written and net premiums earned were reduced by $14.8 million as a result of reinsurance reinstatement premiums related to these two hurricanes.

The company’s loss ratio for the fourth quarter of 2006 was 57.8% as compared with a loss ratio of 57.1% for the fourth quarter of 2005. The company’s loss ratio for the full year of 2006 was 56.7% as compared with a loss ratio of 68.6% for 2005. We were very pleased with the loss ratios we achieved during 2006.

The company’s expense ratio for the fourth quarter of 2006 was 43.4% as compared with 39.5% for the fourth quarter of 2005. The company’s expense ratio for the full year 2006 was 41.3% as compared with 42.9% for 2005.

During the fourth quarter and full year of 2006, expenses were significantly increased by costs incurred for computer system implementations as well as additional personnel expenses.

The company’s combined ratio for the fourth quarter of 2006 was 101.2% compared with 96.6% for the fourth quarter 2005. The company’s combined ratio for the full year 2006 was 98% compared with 111.5% for 2005.

On the investment front, net investment income totaled $13.1 million for the fourth quarter 2006 compared with $10.8 million during the fourth quarter of 2005. This was an increase of 22%. For the full year 2006, net investment income totaled $47.9 million as compared with $36.1 million during 2005. This was an increase of 33%.

The increase in 2006 net investment income resulted primarily from much larger portfolio trading profits and higher yields on fixed maturities available for sale and short-term investments. These increases more than offset slightly lower returns from our hedge fund portfolio by a wide margin.

From a cash flow perspective, the company ended 2006 with $683.7 million in cash, investments, and net receivables for securities sold as compared with $666.4 million at year end 2005. At December 31, 2006 our investment portfolio included cash, short-term investments and net receivable for securities sold of $173.8 million, fixed maturities of $327.6 million and limited partnership hedge funds of $182.3 million.

During 2006 book value per share on a fully diluted basis increased to $29.14, up $2.70 per share or 10.2% from year-end 2005. Dividends paid during 2006 totaled another 28 cents per share.

Overall, the company had an excellent 2006 and we are pleased with the results that we have delivered to our shareholders. At this point we would be happy to answer any questions you may have. Thank you.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Mark Dwelle with Ferris, Baker Watts.

Mark Dwelle:	Good morning gentleman. I apologize for this cell phone. I hope the reception is not too bad.

One question. Could you just elaborate in a little bit more detail regarding the expenses? Whether that’s an ongoing project that might impact some future quarters, or it’s just a one off? And, to the extent you can, what are your expectations?

George Kallop:	I think the best way to answer that would be to say that, as we mentioned, expenses were increased by two significant factors, one of which was computer system implementations. We are coming down to the finish line on implementing a new policy administration billing and claims system. I think it’s fair to say we expect expenditures to continue probably on fairly much the same level through the course of 2007.

In regard to the personnel expenses, as I’m sure everyone appreciates, hiring personnel is usually a preamble to increased production. So while I don’t expect a reduction in personnel expenses, we are expecting some increase in earned premium for the year, and therefore management’s expectation is that the ratio should decline.

Mark Dwelle:	That is helpful. In terms of the areas of new production then, are there any particular areas that you’re targeting apart from what you’ve been writing so far?

George Kallop:	Our underwriting department continues to look at new programs, new niches for opportunities as well as continuing to farm the areas that we are already in. So I don’t think I’m in a position to cite any particular new programs right now, except to say we continue to farm opportunities as we see them, look for niches where we can find them and continue to increase staff to support the business that we are developing.

Mark Dwelle:	One last question, and I’ll let somebody else have a go. Can you just talk a little bit more about the excess comp area and how that is? If you could go into a little bit more detail I would appreciate it.

George Kallop:	I think it’s no secret that during 2003, 2004, 2005 and 2006 we wrote a fair amount of excess workers’ comp in conjunction with CRM. We saw that relationship coming to an end last year, and we developed an alternative source of excess workers’ comp business. In fact, our expectations were realized in that CRM has taken that business on its own.

We did develop an alternative source with Midland’s Management Company and we expect to remain a significant player in excess workers’ comp going forward. In that regard, I think I can also tell you that on a net premium basis, we have already written more premium in excess workers’ comp so far this year than we wrote in all of last year on a net basis.

Mark Dwelle:	That’s excellent. Thank you.

Operator:	Again, if you would like to ask a question please press star and number 1.

Your next question comes from the line of Ross Haberman with Haberman Funds.

Ross Haberman:	Good morning gentlemen. How are you?

George Kallop:	Good morning.

Ross Haberman:	Could you just tell us in terms of the mix of your hedge funds and in the fixed income category, do you have any sub prime exposure?

George Kallop:	I’d like to ask Skip Shaw, our Vice Chairman who oversees our investment side, to respond to that question please.

William Shaw:	By way of preamble, in our hedge fund basket, our exposure to the mortgage sector is only 4-1/2%. With the two managers we have in that bucket there is no sub prime mortgage exposure.

In the fixed income portfolio, about 70% of the fixed income portfolio is invested in what is known as super senior residential floating rate mortgages. These floating rate mortgages are the highest quality AAA and they float off the combined one year treasury rate. This is a good thing for two reasons.

One, the floating rate is not affected by dramatic changes in interest rates. In other words, duration is de minimis. Secondly, floating off the blended one year treasury rate, there is virtually no exposure to credit widening. In other words, if credit spreads generally widen, we will not be adversely impacted by that. These securities right now are earning around 5-3/4%.

Ross Haberman:	One general question about the overall portfolio. What has been the correlation in general with the overall market? Do you correlate one for one, 30 basis points for one? I’m just trying to get a general sense.

William Shaw:	One of the foundations of Mariner Investment Group in all its investment activities and in its funds, and that would translate to NYMAGIC also, is that one of our key tenets is to avoid a correlation with any market index whether it be fixed income, or equity, or what have you. The correlation of NYMAGIC’s fund to the S&P is truly de minimis. There is virtually no correlation to the S&P.

Ross Haberman:	So you’re saying, if the market is down 5% for argument sake, you wouldn’t expect that to be necessarily correlated?

William Shaw:	On the contrary. We only have estimates in from about 70% of the funds, but based on that, we were up about a percent in February contrasted with the stock market, which was down as you noted about 3% in that time period.

Ross Haberman:	Terrific thank you.

Operator:	Again if you would like to ask a question please press star then the number 1.

At this time there are no questions. Mr. Kallop, are there any closing remarks?

George Kallop:	I thank you all for listening in on our conference call. I think our results speak for themselves. The company had a great year in 2006 and we look forward to 2007 and to speaking with all of you at the end of our first quarter. Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.
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